Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

DATED                      2019

TOSCA PENTA MUSIC LIMITED PARTNERSHIP,

INTERNETQ GROUP LIMITED,

[MODERN MEDIA LLC],

[MIHI LLC],

[MANAGECO],

[APOSTOLOS N. ZERVOS],

[OTHER MANAGEMENT-AFFILIATED ENTITIES]

and

[PUBCO]

THIS AGREEMENT is made on                                 , 2019

BETWEEN:

(1)

TOSCA PENTA MUSIC LIMITED PARTNERSHIP, a limited partnership organized under the law of Scotland with registered number SL021112, whose principal place of business is at 150 St. Vincent Street, Glasgow, Scotland, G2 5NE (TP Music);

(2)

INTERNETQ GROUP LIMITED, a private company limited by shares incorporated under the laws of England and Wales with registered number 09798461, whose registered office is at 14 Old Queen Street, London, England SW1H 9HP (InternetQ);

(3)	[MANAGECO], a private company limited by shares with an address at [TBD] (ManageCo)

(4)	APOSTOLOS N. ZERVOS, an individual (Zervos)

(5)	[Insert other affiliated corporate entities as applicable];

(6)	[MODERN MEDIA LLC, a Georgia limited liability company (Modern Media)]

(7)	[MIHI LLC, a Delaware limited liability company (MIHI)1]

(8)	[PUBCO], a public limited liability company incorporated under the laws of Luxembourg with registered number [●], whose registered office is at [●] (the Company).

WHEREAS:

(A)

This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Business Transaction Agreement, dated as of January 24, 2019 (the Transaction Agreement), by and among Modern Media, Akazoo Limited, a private company limited by shares incorporated under the Law of Scotland, Apostolos N. Zervos, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of Unlimited Music S.A., which is in the process of incorporation as a Luxembourg public limited company (société anonyme), and Modern Media LLC, a Georgia limited liability company, acting in accordance with article 100-17 of the Luxembourg Company Act, on behalf and in the name of the Company, which is in the process of incorporation as a Luxembourg public limited company (société anonyme).

(B)

After giving effect to the transactions contemplated by the Transaction Agreement and the agreements ancillary thereto, the Shareholder Parties own Equity Securities in the respective amounts indicated on Exhibit I hereto.

(C)	The Shareholder Parties and the Company wish to set forth certain agreements regarding the relationships among them and the governance of the Company.

[1]	Form assumes a dissolution of Modern Media Sponsor, LLC immediately pre-Closing.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

Affiliate means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person, and for these purposes “control”, when used with respect to any person, means the possession, directly or indirectly, of the power to manage or direct the management, policies or activities of such person, whether through the ownership of voting securities, by contract, or otherwise and “controlling”, “controlled by” and “under common control with” shall be construed accordingly, provided always that, for the purposes of this definition, the Company shall not be an affiliate of a Shareholder Party.

Articles means the articles of association of the Company from time to time.

Board means the board of directors of the Company as constituted from time to time.

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in New York, New York for normal business.

Cause means the occurrence of any of the following:

(a)

any action or omission by the applicable Director that constitutes (i) a criminal act committed in connection with or related to the activities of the Company or (ii) fraud, willful misconduct or gross negligence in the performance of such Director’s duties as a director of the Company or otherwise relating to the activities of the Company;

(b)

the conviction of the applicable Director of any criminal offense unrelated to the activities of the Company that constitutes a felony or for which a term of imprisonment of any duration is imposed (other than an offense under any road traffic legislation, not accompanied by any other criminal offense that constitutes a felony); or

(c)	a breach by the applicable Director of a material securities law or regulation or a material rule of any securities exchange of the Securities and Exchange Commission.

Closing means the consummation of the transactions contemplated by the Transaction Agreement and the agreements ancillary thereto.

Company has the meaning given in the preamble.

Company Shareholders means the holders of Shares.

Confidential Information has the meaning given in clause 8.1.

Conflict has the meaning given in clause 5.1.

Directors means the directors of the Company from time to time, and Director means any one of them.

Disabled means an individual’s inability, or failure, to perform the essential functions of a Director’s position, with or without reasonable accommodation, for any period of 90 days or more in any 12 month period, by reason of any medically determinable physical or mental impairment.

Equity Securities means Shares and rights to subscribe for, or convert securities into, Shares.

Group means the Company and its subsidiary undertakings (within the meaning of section 1162 of the Companies Act 2006).

Independent Director means an independent director within the meaning of the listing standards of the Nasdaq Capital Market (or other United States national securities exchange on which the Shares are listed, if any).

InternetQ has the meaning given in the preamble and each of its Permitted Assigns.

Investor Director has the meaning given in clause 3.1.

Investor Observer has the meaning given in Clause 4.1.

Investor Shareholders means InternetQ, TP Music and each of their Permitted Assigns.

Macquarie Observer has the meaning given in clause 4.1.

Management Observer has the meaning given in clause 4.1.

ManageCo has the meaning given in the preamble.

Management Director has the meaning given in clause 3.1.

Management Shareholders means ManageCo, Zervos and [other affiliated entities party hereto]

MIHI has the meaning given in the preamble and each of its Permitted Assigns.

Modern Media has the meaning given in the preamble and each of its Permitted Assigns.

Modern Media Director has the meaning given in clause 3.1.

Modern Media Shareholders means Modern Media and MIHI.

Observers has the meaning given in clause 4.1.

Permitted Assigns has the meaning given in clause 12.1.

Sale of the Company means, in any one or more related transactions, a merger, amalgamation, business combination or sale of all or substantially all of the Company’s assets, in each case, as a result of which the Directors immediately prior to such transaction do not represent a majority of the Board immediately following the consummation of such transaction or series of transactions, or the Company Shareholders immediately prior to such transaction do not, immediately following the consummation of such transaction or series of transactions, continue to own Voting Securities representing more than 50% of the voting power of the Company Shareholders, of the ultimate controlling person (in the case of a merger, amalgamation or business combination) or person succeeding to ownership of all or substantially all of the Company’s assets (in the case of a sale of assets).

Shareholder Parties means, collectively, the Investor Shareholders, the Modern Media Shareholders and the Management Shareholders, and Shareholder Party means any one of them.

Shares means the shares with a nominal value of €1.00 each of the Company.

TP Music has the meaning given in the preamble.

Transaction Agreement has the meaning given in the preamble.

Voting Securities means (a) the Shares and (b) any other Equity Securities that at such time give the holder thereof a non-contingent right to vote at general meetings of the Company with respect to all, or substantially all, matters, including the election of Directors.

Zervos has the meaning given in the preamble.

1.2	In this Agreement:

(a)

any reference to a person includes a body corporate, unincorporated association of persons (including a partnership), government, state, agency, organisation and any other entity whether or not having separate legal personality, and an individual, his estate and personal representatives;

(b)	any reference to a party means a party to this Agreement and includes the successors and permitted assigns of that party;

(c)	the words including and include shall mean including without limitation and include without limitation, respectively;

(d)	any reference importing a gender includes the other genders;

(e)	any reference to a time of day is to Eastern Standard Time;

(f)	any reference to £ is to Pound Sterling;

(g)	any reference to a document is to that document as amended, varied or novated from time to time;

(h)	any reference to a clause, subclause or schedule is to a clause, subclause or schedule of or to this Agreement;

(i)	the headings do not affect the interpretation of this Agreement; and

(j)	any reference to an enactment includes that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this Agreement).

2.	TERM AND TERMINATION

2.1	This Agreement shall commence upon the Closing and shall terminate upon the earliest to occur of:

(a)	a Sale of the Company;

(b)

the date on which the rights of the Investor Shareholders and the Modern Media Shareholders to designate Directors pursuant to clause 3.1 have terminated in accordance with the terms of clause 3.4 or clause 3.5, as applicable; and

(c)	the three-year anniversary of the date of this Agreement.

2.2

Notwithstanding clause 2.1 to the contrary but subject to clause 12.1, the rights and obligations of any particular Shareholder Party shall terminate on the date on which such Shareholder Party no longer owns any Equity Securities.

2.3	Any termination of this Agreement shall be without prejudice to any rights or obligations which may have accrued prior to the date of termination.

3.	BOARD OF DIRECTORS

3.1

The Board shall be composed of up to seven Directors. Each Shareholder Party shall exercise the voting rights attached to its Voting Securities at each general meeting of the Company Shareholders at which proposals relating to the filling of positions on the Board are to be considered, or in any written resolution executed in lieu of such a meeting of the Company Shareholders which relates to such matters, and shall take all actions reasonably necessary, to ensure the election to the Board of the following individuals: (i) one individual designated by the Investor Shareholders who need not be an Independent Director, (the Investor Director); (ii) one individual designated by the Modern Media Shareholders who need not be an Independent Director (the Modern Media Director); and (iii) one individual designated by the Management Shareholders who must be an Independent Director (the Management Director). The Investor Shareholders hereby designate Panagiotis Dimitropoulos to serve as the initial Investor Director.

3.2

If, following election to the Board pursuant to clause 3.1, any Director shall resign, die, become Disabled, be removed or be unable to serve for any reason prior to the expiration of such Director’s term, then the Shareholder Parties who designated such Director pursuant to clause 3.1 (either the Investor Shareholders, the Modern Media Shareholders or the Management Shareholders, as the case may be) may within 30 days following such event, notify the Board in writing of a replacement Director, and all Shareholder Parties shall exercise the voting rights attached to their Voting Securities at any general meeting at which proposals relating to the filling of vacancies on the Board are to be considered, or in any written consent or approval executed in lieu of such a meeting of Company Shareholders which relates to such matters, and shall take all actions reasonably necessary to ensure the election to the Board of such replacement Director to fill the unexpired term of the Director who resigned, died, became Disabled or was removed.

3.3

Each Shareholder Party hereby agrees to use its commercially reasonable efforts to convene a meeting of Company Shareholders and to exercise the voting rights attached to the Voting Securities owned or held of record by such Shareholder Party for, or to take all actions by written consent or approval in lieu of any such meeting necessary to cause, the removal (with or without Cause) of any Director if the Shareholder Parties designating such Director pursuant to clause 3.1 request in writing removal for any reason. Except for any action taken in accordance with the previous sentence of this clause 3.3, each Shareholder Party further agrees to take no action, whether by exercise of the voting rights attached to its Voting Securities or otherwise, with respect to the removal of any Investor Director, Management Director or Modern Media Director that was not designated by such Shareholder Party pursuant to clause 3.1.

3.4

Upon such time as Modern Media and its Affiliates cease to beneficially own, collectively, at least 50% of the number of Shares beneficially owned by Modern Media immediately following the Closing, the Modern Media Shareholders shall cease to have the right to designate any nominee for election to the Board pursuant to clause 3.1.

3.5

Upon such time as the Investor Shareholders and their Affiliates cease to beneficially own, collectively, 50% of the number of Shares beneficially owned by the Investor Shareholders immediately following the Closing, the Investor Shareholders shall cease to have the right to designate any nominee for election to the Board pursuant to clause 3.1.

3.6

Upon such time as the Management Shareholders and their Affiliates cease to beneficially own, collectively, at least 50% of the number of Shares beneficially owned by the Management Shareholders immediately following the Closing, the Management Shareholders shall cease to have the right to designate any nominee for election to the Board pursuant to clause 3.1

3.7	For a period of three (3) years following the date of this Agreement, Lewis W. Dickey Jr. will be the non-executive Chairman of the Board and a member of the Board as the Modern Media Director.

3.8

Zervos will be an initial member of the Board and the initial Chief Executive Officer of the Company, subject to the terms and conditions of his employment agreement. If, for any reason, Zervos ceases to be the Chief Executive Officer of the Company and a member of the Board then the Management Shareholders may not nominate, designate or appoint Zervos as the Management Director.

3.9

From and after the Closing, each Shareholder Party shall exercise the voting rights attached to its Voting Securities at any general meeting of the Company Shareholders or in respect of any written resolution executed in lieu of any such meetings and shall take all other actions (including using its commercially reasonable best efforts to cause the Board (where applicable) to take all actions) necessary to give effect to the agreements contained in this Agreement.

3.10

At all times during the term of this Agreement, the Shareholder Parties will use their commercially reasonable best efforts to cause the majority of the Board to be comprised of Independent Directors. The initial Independent Directors shall be appointed on or prior to Closing following consultation between the Investor Shareholders and the Management Shareholders and no such initial Independent Director except for the Management Director may be appointed without the prior written approval of the Investor Shareholders.

3.11	The Directors shall receive a fee for their service on the Board as set forth on Exhibit 3.11.

4.	BOARD OBSERVERS

4.1

The Company shall invite (a) one representative designated by MIHI (the Macquarie Observer), (b) one representative designated by the Investor Shareholders (the Investor Observer) and, (c) one representative (who may not be Zervos) designated by the Management Shareholders (the Management Observer) (together, the Observers) to attend all meetings of the Board in a nonvoting observer capacity. The Company shall give the Observers copies of all notices, minutes, consents and other materials that it provides to the Directors at the same time and in the same manner as provided to such Directors; provided, that such representatives shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude an Observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. The Observers will not be entitled to receive any compensation for their services, but each Observer will be entitled to reimbursement of expenses reasonably incurred (upon submission of appropriate documentary evidence) as a result of attending meetings of the Board in substantially the same manner as the Directors.

4.2

MIHI hereby designates David Dorfman to serve as the initial Macquarie Observer; provided, that MIHI may designate any other individual to serve as the Macquarie Observer for one or more meetings of the Board. MIHI may suspend (either temporarily or permanently) its right to appoint the Macquarie Observer at any time upon providing written notice thereof to the Company.

4.3

The Investor Shareholders hereby designate David Calder to serve as the initial Investor Observer; provided that the Investor Shareholders may designate any other individual to serve as the Investor Observer for one or more meetings of the Board.

4.4

The Management Shareholders hereby designate Pierre Schreuder to serve as the initial Management Observer; provided that the Management Shareholders may designate any other individual (excluding Zervos) to serve as the Management Observer for one or more meetings of the Board.

4.5

The Investor Shareholders shall cease to have any rights to designate the Investor Observer upon the termination of the Investor Shareholders’ right to designate a nominee for election to the Board pursuant to clause 3.5, and at such time, the Company’s obligations with respect to the Investor Observer pursuant to clause 4.1 shall terminate.

4.6

MIHI shall cease to have any rights to designate the Macquarie Observer upon such time as MIHI and its Affiliates cease to beneficially own, collectively, at least 50% of the number of Shares beneficially owned by MIHI immediately following the Closing, and at such time, the Company’s obligations with respect to the Macquarie Observer pursuant to clause 4.1 shall terminate.

4.7

The Management Shareholders shall cease to have any rights to designate the Management Observer upon the termination of the Management Shareholders’ right to designate a nominee for election to the Board pursuant to clause 3.6, and at such time, the Company’s obligations with respect to the Management Observer pursuant to clause 4.1 shall terminate.

5.	PROCEDURE ON CONFLICT

5.1

Each party shall (and shall use commercially reasonable efforts to cause, in the case of a Shareholder Party, its Affiliates, and, in the case of the Company, each other member of the Group, to) only enter into any transaction or agreement between any member of the Group (on the one hand) and any Shareholder Party or any Affiliate thereof (on the other hand) (a Conflict) with the approval of a majority of the disinterested Directors; provided, that such approval of disinterested Directors will not be required for, and this clause 5.1 will not apply to, (a) any transaction or agreement entered into pursuant to that certain Letter Agreement, dated May 17, 2017, between Modern Media Acquisition Corp. and Macquarie Capital (USA) Inc. or (b) any transaction or agreement between an Affiliate of MIHI, on the one hand, and a member of the Group, on the other hand.

5.2

Any Director who has a conflict of interest in any such matter by virtue of his position as a director, partner or employee of a Shareholder Party or any of its Affiliates shall not be permitted to vote on any resolution of the Board which relates to the Conflict, or to receive confidential information concerning such Conflict unless a majority of the disinterested Directors deems it appropriate that such Director should be permitted to vote, or to provide such information to such Director.

5.3

The approval under clause 5.1 may be specific for a particular transaction, agreement or relationship or general for a particular type of transaction, agreement or relationship and may be granted conditionally or unconditionally.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Company represents and warrants to each Shareholder Party as follows:

(a)

the Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b)

the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of the Articles.

6.2	Each Shareholder Party, severally and not jointly, represents and warrants, solely with respect to itself, to each other Shareholder Party and to the Company as follows:

(a)

such Shareholder Party has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Shareholder Party and constitutes a valid and binding obligation of such Shareholder Party enforceable against such Shareholder Party in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b)

the execution and delivery of this Agreement by such Shareholder Party and the performance of its obligations hereunder will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its organizational documents.

7.	NO RECOURSE

7.1	The parties acknowledge and agree that:

(a)

no recourse under this Agreement shall be had against any current or future director, officer, or employee of any Shareholder Party or any of its Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and

(b)

no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, or employee of any Shareholder Party or any of its Affiliates for any claim based on any obligation of the Shareholder Party or an Affiliate thereof under this Agreement.

7.2	The provisions of clause 7.1 are without prejudice to any right of action the Company may have against a Director in his or her capacity as a director of the Company.

8.	ANNOUNCEMENTS AND CONFIDENTIALITY

8.1

Each party shall use commercially reasonable efforts to ensure that any information of a secret or confidential nature received by it from any other party pursuant to this Agreement (the Confidential Information) shall be treated as confidential by it and its officers, employees and agents and shall not be disclosed to any third party.

8.2	Nothing in this clause prevents disclosure of Confidential Information by any party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of this Agreement;

(b)	to the extent that the information is received from a person possessing it otherwise than as a result of any breach by any person of a duty of confidentiality to the other party;

(c)

for the purpose of pursuing or defending any proceedings arising out of this Agreement or the Articles or if requested or required to be disclosed by law, rule or regulation or governmental, regulatory or self-regulatory body; provided that: (i) other than where prohibited by law or where such disclosure is requested or required as a result of a routine examination by a regulatory, self-regulatory or governmental agency, organization or body, the receiving party gives prompt written notice of such disclosure requirement to the disclosing party and reasonably cooperates with disclosing party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the receiving party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a commercially reasonable effort to obtain confidential treatment for the disclosed Confidential Information; or

(d)

to that party’s Affiliates and its and their respective directors, officers, employees, consultants, agents, professional advisers, auditors or bankers, provided that prior to any disclosure to any such person, the relevant party shall procure that such person is made aware of the terms of this clause and the relevant party shall use its commercially reasonable efforts to procure that such person adheres to these terms as if he were bound by the provisions of this clause.

9.	OVERRIDING OBLIGATIONS

For the avoidance of doubt, the obligations of the Company and the Shareholder Parties pursuant to this Agreement shall at all times be subject to the requirements of the Articles and all relevant legal and regulatory requirements and obligations applicable to the parties in the United Kingdom, on the Nasdaq Capital Market (or other United States national securities exchange on which the Shares are listed, if any) or elsewhere from time to time.

10.	NOTICES

10.1

Any notice or other communication to be given under this Agreement must be in writing and must be delivered or sent by post or overnight courier or by e-mail (with confirmation of delivery) to the party to whom it is to be given as follows:

(a)	to the Company at:

[●]

Attention:

Email: [●]

(b)	to TP Music at:

Penta Capital LLP

150 St Vincent Street

Glasgow

Scotland

G2 5NE

Attention: David Calder

Email: Calder@Pentacapital.com

(c)	to InternetQ at:

[●]

Attention:

Email: [●]

(d)	to MIHI at:

[●]

Attention:

Email: [●]

(e)	to MANAGECO at:

[●]

Attention: Apostolos N. Zervos

Email: [●]

(f)	to Zervos at:

[●]

Email: [●]

(g)	to Modern Media at:

[●]

Attention:

Email: [●]

or at any such other address of which it shall have given notice for this purpose to the other party under this clause 10.1.

10.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, at the time of delivery; or

(b)	if posted or sent by overnight courier, at 10.00 am on the second Business Day after it was put into the post or delivered to such overnight courier.

11.	AMENDMENT AND WAIVER

11.1

This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by each of the parties or, in the case of a waiver, by a notice signed by the party waiving compliance.

11.2

No failure of any party to exercise any right, power or remedy in connection with this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any other rights, powers or remedies (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

12.	GENERAL

12.1

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, no party shall be entitled to assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties; provided, however, no such consent shall be required in connection with any assignment of Equity Securities or rights under this Agreement to the partners of TP Music, by InternetQ to any of its shareholders, by Pitragon Investments Limited to any of its shareholders or to Affiliates of either Modern Media or MIHI so long as such assignee executes a deed of adherence to this Agreement in such form as may be required by the Board acting reasonably (Permitted Assigns).

12.2

If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, then so far as it is invalid or unenforceable, it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement, and the other provisions of this Agreement and the remainder of the effective provisions shall continue to be valid and enforceable. The parties shall then use all commercially reasonable efforts to replace the invalid or unenforceable provisions with a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

12.3

The parties agree that no party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in this Agreement. Nothing in this clause 12.3 shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

12.4

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until all the Parties have executed at least one counterpart but all the counterparts will together constitute one and the same instrument. Each counterpart will constitute an original of this Agreement.

12.5

Save as expressly provided for in this Agreement, the parties do not intend that any term of this Agreement will apply to any person who is not a party to this Agreement, and the consent of any person who is not a party to this Agreement shall not be required for the amendment, variation, rescission or termination of the same.

13.	FURTHER ASSURANCE

Without prejudice to any other provision of this Agreement, each party agrees to do (including exercising all voting rights and powers available to it in relation to any person or the Company) and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement its obligations under this Agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1

This Agreement and any claim, dispute or difference arising from or in connection with it (including as to its existence and validity) will be governed by and construed in accordance with Luxembourg law.

14.2

The Parties irrevocably submit to the non-exclusive jurisdiction of the Luxembourg courts which shall have jurisdiction in relation to any claim, dispute or difference arising from or in connection with this Agreement.

[IN WITNESS of which this Agreement has been executed as a deed and has been delivered on the date stated at the beginning of this Agreement.]

SIGNATORIES

Executed as a deed by

TOSCA MUSIC LIMITED PARTNERSHIP

acting by its general partner

(Authorised Person)

Executed as a deed by

INTERNETQ GROUP LIMITED

acting by

(Authorised Person)

Executed as a deed by

[MANAGECO]

acting by

(Authorised Person)

[Add appropriate signature block for Apostolos N. Zervos]

(Apostolos N. Zervos)]

EXECUTED as a deed by

[MODERN MEDIA, LLC]

acting by

(Authorised Person)

EXECUTED as a deed by

[MIHI LLC]

acting by

(Authorised Person)

EXECUTED as a deed by

[PUBCO]

acting by

(Authorised Person)

[Add signature blocks for management-affiliated entities party hereto]

Exhibit I

Equity Securities

Shareholder Party	Equity Securities

Exhibit 3.11

Compensation of Directors

1.

Each Director (other than any Director holding an executive office and the Chairman) shall receive an annual fee of between USD $100,000 and $150,000, with the exact amount to be determined at Closing, notwithstanding that all directors (other than any Director holding an executive office and the Chairman), shall receive the same annual fee. Director’s fees may be payable in cash or through an equity award or a combination thereof, notwithstanding that any cash amounts will be paid on a quarterly basis.

2.	The Chairman of the Board shall receive an annual fee of USD $330,000, payable consistent with the Company’s normal pay periods, in consideration of his duties as Chairman.

The Chairman agrees to provide services, that may be requested by the Company from time to time, including with regard to investor/analyst relations, strategic growth initiatives and mergers and acquisitions.

In relation to the Chairman’s services and for no additional consideration, the Chairman shall provide a non-competition undertaking in favor of the Company wherein he will agree to not perform services which are the same or similar to those indicated above as a consultant, employee or in any similar capacity or perform operational services, for any company who provides digital or mobile music streaming platforms and services, or digital or mobile radio aggregation platforms and services, in the Company’s current or future markets of operation. Chairman agrees that such non-compete considerations, provisions and policies may be altered by the Company or its board to cover changes in Company strategy, products or offerings, or future geographical expansion related to the Company’s current business.

Notwithstanding the foregoing, the Chairman may be involved in any capacity with (i) any radio broadcaster, provided that a majority of the radio broadcaster’s revenue is derived from terrestrial radio broadcasts, and (ii) companies who offer the services described in the preceding paragraph in the Company’s current or future markets of operation in a non-material (to their business) degree.

Should at any time the Company provide notice to the Chairman that he is not complying with the undertaking, the Chairman must, within 30 days, either resign as a member of the Board or cease the activities to the extent constituting the proscribed competition, and upon cessation or resignation the Chairman will have no liability in regard to the above undertaking.